Exhibit 99.1

6 Chesterfield Gardens London, England W1J 5BQ www.valaris.com	Press Release

Valaris Appoints Frederick Arnold to Board of Directors

London, England, November 26, 2019 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today announced that, in connection with the Board’s ongoing refreshment program, Frederick Arnold has been appointed to the Valaris Board of Directors, effective immediately.

Mr. Arnold has 40 years of experience, including serving in several senior financial leadership positions at global organizations. Mr. Arnold spent over 20 years as an investment banker advising clients on matters of corporate finance, including capital markets transactions, capital structure optimization and mergers and acquisitions across various markets and geographies. He also served in various financial leadership positions at Capmark Financial, Masonite International and Willis Group Holdings, and was most recently Chief Financial Officer of Convergex Group, LLC, where he was responsible for capital allocation and financial operations.

William E. Albrecht, Independent Lead Director of the Board, said, “Fred brings to Valaris an extraordinary breadth and depth of experience in equity and debt capital markets, operations and governance from his 40-year career in international investment banking and other finance roles, including serving as Chief Financial Officer for multiple companies. He has a long track record of navigating complex industry dynamics and driving financial performance, and we believe that Valaris will benefit significantly from Fred’s substantial experience as we continue our efforts to enhance value for all of our shareholders.”

Carl G. Trowell, Executive Chairman of the Board of Directors, said, “The appointment of Fred represents the next step in our Board refreshment process. With the governance enhancements underway, which were driven by input received from engagement with shareholders, we believe the Board has the right skillset and mix of diverse backgrounds to effectively oversee our long-term strategy and navigate the challenging industry environment. I look forward to working with Fred and the rest of the Board and management team as we continue our efforts to solidify Valaris’ position as the leading offshore driller.”

As a new independent director, Mr. Arnold will serve on the Finance Committee, which was formed to assist in the Board’s oversight of the Company's capital structure and financial strategies with the goal of driving long-term value for our shareholders. Mr. Arnold joins Georges Lambert, Paul Rowsey and Charles Szews, who is the committee Chairman.

As part of the Board’s ongoing refreshment plan, on November 12, 2019, Georges Lambert was appointed as a new independent director and Christopher Gaut and Roderick Clark retired from the Board. In addition, a third director will not stand for re-election at the 2020 Annual General Meeting of Shareholders. Following the Annual General Meeting, the Valaris Board will be reduced to 10 directors. Further, upon the conclusion of Mr. Trowell's term as Executive Chairman, which expires in October of 2020, the Board will appoint an independent Chairman.

About Valaris plc

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.valaris.com.

Important Additional Information and Where to Find It

If Luminus Management, LLC or one of its affiliates, and/or one or more other shareholders collectively owning 5% or more of the Company’s outstanding shares, requisitions a general meeting of shareholders (the “General Meeting”), the Company will file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies for such General Meeting, together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the General Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (https://www.valaris.com/investors/financials/sec-filings/default.aspx) or by contacting Investor Relations by phone at +1-713-789-1400, by email at ir.hdqrs@valaris.com or by mail at Valaris plc, Attention: Investor Relations, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Participants in the Solicitation

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the General Meeting. Additional information regarding the identity of these potential participants, none of whom owns in excess of one percent of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the General Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2019 annual general meeting of shareholders (the “2019 Proxy Statement”), filed with the SEC on March 29, 2019. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2019 Proxy Statement, such information has been or will be reflected on statements of changes in beneficial ownership on Forms 4 and 5 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Investor & Media Contacts:

Nick Georgas

Senior Director - Investor Relations and Communications

713-430-4607

Tim Richardson

Manager - Investor Relations

713-430-4490